UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2008

AVENTURA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or Other Jurisdiction of Incorporation)

033-42498	65-0254624
(Commission File Number)	(IRS Employer Identification Number)

5555 Anglers Avenue, Suite 9, Ft Lauderdale, Florida 33312

(Address of principal executive offices)

(305) 937-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 18, 2008, the Registrant was notified that the Florida Secretary of State accepted a name change amendment of its wholly owned subsidiary from IPWebTV, Inc. to Video Stream, Inc. The new name Video Stream, Inc. better portrays the subsidiary’s business activity as a developer of enterprise video surveillance solutions.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 19, 2008, the Board of Directors appointed 53 year old Gerald Sliz as its Chief Operating Officer. Mr. Sliz was previously elected as a Director of the Registrant and is President and Chief Technology Officer of the Registrant’s subsidiary Video Stream, Inc. (formerly known as IPWebTV, Inc.)

Mr. Sliz’ most recent experience has been as Chief Technical Officer engaged in the design and implementation of video surveillance hardware and software for Aventura Technologies, Inc. (an unrelated company). Mr. Sliz was also Director of Information Technology at Social Service Coordinators where he was responsible for the design and implementation of their core processing systems and diverse software development. Mr. Sliz has held positions as President, Chief Technical Officer and Director of Information Technology and has performed system implementation and design consulting for numerous Fortune 500 companies.

On August 19, 2008, the Registrant entered into a 3 year salary and bonus agreement with Mr. Sliz commencing January 1, 2009. Mr. Sliz’ annual compensation will be $120,000 plus a bonus of 100 shares of the Registrant’s common stock for every $1 of Video Stream revenue. The bonus provision expires once the Registrant’s subsidiary attains cumulative revenues of $7,500,000. In the event of a change in control of the Registrant by means of acquisition, reverse acquisition or merger, Mr. Sliz will be entitled to the maximum bonus issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENTURA HOLDINGS, INC.

August 20, 2008	By:	/s/ Craig A. Waltzer
Craig A. Waltzer
Chief Executive Officer, President, and Director